Exhibit 5.13

CONSENT OF MOOSE MOUNTAIN TECHNICAL SERVICES

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 of GoldMining Inc. in connection with the report entitled “NI 43-101 Mineral Resource Estimate for the Whistler Project” dated June 11, 2021, and (2) all other references to the undersigned included or incorporated by reference in the Registration Statement on Form F-10 of GoldMining Inc.

Dated: October 27, 2021

MOOSE MOUNTAIN TECHNICAL SERVICES

By: /s/ Sue Bird
Name: Sue Bird, P.Eng.
Title: VP, MMTS